Sent via Electronic Delivery to: [redacted]

March 11, 2026

Mr. Mark C. Jensen
Executive Chairman
American Resources Corporation
12115 Visionary Way, Suite 174
Fishers Indiana, 46038

Re: American Resources Corporation (the "Company")
Nasdaq Symbol: AREC

Dear Mr. Jensen:

On January 13, 2026, Staff notified the Company that it did not comply with Listing Rule 5620(a) (the "Rule"), which requires that it hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year end. Based on our review of the materials submitted on February 23, 2026 (the "Submission"), Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Submission, the Company plans to hold its annual meeting of shareholders on April 15, 2026.

Staff has determined to grant the Company an extension until April 15, 2026 to regain compliance with the Rule by holding an annual meeting of shareholders. At the annual meeting, shareholders must be afforded the opportunity to discuss Company affairs with management and, if required by the Company's governing documents, to elect directors.[1] In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Hearings Panel.

If you have any questions, please contact me at +1 202 573 4570.

[1] As required by the SEC, public companies are required to present financials to shareholders prior to the annual meeting. As such, this meeting would not satisfy the annual meeting requirement for the financials for the period ended December 31, 2025. The Company would be obligated to hold a separate annual meeting in 2026 to satisfy this requirement.

Sincerely,

Nicholas Argauer
Listing Analyst
Nasdaq Listing Qualifications